EXHIBIT 99.1

ATRIUM COMPANIES, INC. ANNOUNCES COMPLETION
OF ACQUISITION BY AN INVESTOR GROUP
LED BY KENNER & COMPANY, INC.

DALLAS, TX, December 11, 2003 — Atrium Companies, Inc. (“Atrium” or the “Company”), one of the largest window manufacturers in the United States, today announced the completion of the acquisition of its parent company, Atrium Corporation, by an investor group led by Kenner & Company, Inc. (“Kenner”), UBS Capital Americas, Merrill Lynch Global Private Equity (“MLGPE”), and certain members of Atrium management, including Jeff L. Hull, the President and Chief Executive Officer of Atrium. The transaction, including escrowed proceeds of $40 million for a potential acquisition by Atrium, is valued at approximately $700 million.

Pursuant to the merger agreement, holders of Atrium Corporation’s common stock and options to purchase such common stock received merger consideration of approximately $1,100 per share. The transaction was financed through a new $230 million senior credit facility, $50 million of additional 10-1/2% Senior Subordinated Notes and new equity exceeding $260 million. Additionally, the Company amended and extended its accounts receivable securitization facility for five years and obtained a consent to leave the Company’s existing $175 million of 10-1/2% Senior Subordinated Notes outstanding. Financing for the new senior credit facility and the 10-1/2% Senior Subordinated Notes was arranged by CIBC World Markets and UBS Investment Bank.

Atrium will continue to operate under its existing name and operating structure, with management continuing in its current role, including Jeff L. Hull, who was named Chairman, in addition to his present role as President and Chief Executive Officer.

Mr. Hull commented, “Our relationship with Kenner and its extensive experience in the building products industry will further Atrium’s success and enhance opportunities for continued growth.” Jeffrey L. Kenner, President of Kenner, stated, “We are excited about the opportunities for combining our resources and experience with Atrium’s management expertise. Atrium has been very successful and is well positioned for future growth.”

Atrium, based in Dallas, Texas, is one of the largest window manufacturers in the United States with annual net sales exceeding $600 million, over 5,500 employees and 54 manufacturing facilities and distribution centers in 22 states and Mexico.

Founded in 1986, Kenner & Company, Inc. is a New York-based private investment firm with a concentration in the home building products industry. Former investments include Therma-Tru Doors, a leading national exterior door manufacturer; Behr Process Corporation, a paint and coatings manufacturer that principally sells to Home Depot; BSI Holdings, a national builder service company; and Pace Industries, an aluminum die casting company. The firm’s principal objective is to acquire ownership positions in private operating companies that need capital for growth or liquidity for current shareholders.

UBS Capital Americas is an independent private investment firm based in New York and Connecticut. Since 1993, UBS Capital Americas has invested in excess of $1.5 billion in private equity transactions across a variety of industries including building products, media, healthcare, business services and transportation. UBS Capital Americas is an affiliate of UBS, AG.

MLGPE is the private equity arm of Merrill Lynch & Co., Inc. MLGPE makes majority and significant minority investments in private companies through its offices in New York, London, Sao Paolo, Hong Kong and Bangkok.

Citigroup acted as financial advisor to Kenner on this transaction.

*As used herein, the term “Atrium” refers to Atrium Companies, Inc., a wholly owned subsidiary of Atrium Corporation, together with its subsidiaries, unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.

This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) that are based on the beliefs of Atrium’s management. When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar expressions identify forward-looking statements. Such statements reflect the current views of Atrium with respect to the merger agreement and the transactions included therein. These statements are subject to certain risks and uncertainties, including risks inherent in business combination transactions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended.